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                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Playtex Products, Inc.:

We consent to the inclusion in Amendment No. 1 to the Registration Statement on Form S-4 of Playtex Products, Inc. related to the Exchange Offer for $350,000,000 of its 9 3/8% Senior Subordinated Notes due 2011 of our report dated January 26, 2001, relating to the consolidated balance sheets of Playtex Products, Inc. and subsidiaries as of December 30, 2000 and December 25, 1999, and the related consolidated statements of earnings, changes in stockholders' equity and accumulated other comprehensive earnings and cash flows for the twelve months ended December 30, 2000, December 25, 1999 and December 26, 1998.

We also consent to the reference to our firm under the heading "Experts" in the prospectus.



/s/ KPMG LLP

New York, New York
July 18, 2001